Exhibit 3.59

AMENDED AND RESTATED CERTIFICATE

OF

LIMITED PARTNERSHIP

OF

SOUTHWEST STAINLESS, L.P.

THIS Amended and Restated Certificate of Limited Partnership of Southwest Stainless, L.P. (the “Partnership”), dated as of August     , 2007, has been duly executed and is being filed by HD Supply GP & Management, Inc., as general partner, in accordance with the provisions of 6 Del. C. §17-210, to amend and restate the original Certificate of Limited Partnership of the Partnership, which was filed on May 6, 1996 with the Secretary of State of the State of Delaware, as heretofore amended (the “Certificate”).

The Certificate is hereby amended and restated in its entirety to read as follows:

1.        Name.    The name of the limited partnership formed and continued hereby is Southwest Stainless, L.P.

2.        Registered Office.    The address of the registered office of the Partnership in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

3.        Registered Agent.    The name and address of the registered agent for service of process on the Partnership in the State of Delaware are Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

4.        General Partner.    The name and the business address of the sole general partner of the Partnership are HD Supply GP & Management, Inc., One Hughes Way, Orlando, Florida 32805.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Limited Partnership as of the date first-above written.

HD SUPPLY GP & MANAGEMENT, INC, as General Partner

By:	/s/ ILLEGIBLE

Name:
Title: